Exhibit 99.1

Albany Molecular Research, Inc. Announces First Quarter Results

Albany, NY (May 9, 2006)—Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter ended March 31, 2006. Financial and operating results include:

•                  Strong growth in Discovery Services, Development/Small Scale Manufacturing and clinical trial materials manufacturing substantially offsets the loss of discontinued GE legacy product

•                  Large Scale revenue from manufacturing of clinical trial materials up by $2.7 million, or 84% year-over-year; continuing efforts to align cost structure and improve margins

•                  Royalties down 40% due to at-risk launch of generic Allegra in U.S. market

•                  EPS down from first quarter 2005 but up from net loss in trailing fourth quarter; revenue and operating margin also up from fourth quarter 2005

•                  First quarter EPS at $0.06 exceeded consensus estimates of $0.02

•                  Expansion into Europe through acquisition of Budapest-based ComGenex

•                  Opening of second lab in India with larger scale capability

First Quarter Results

Total contract revenue in the first quarter of 2006 was $36.2 million, a decrease of 1% compared to total contract revenue of $36.6 million in the first quarter of 2005. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing.

Contract revenue from Discovery Services in the first quarter of 2006 was $8.4 million, an increase of 22% from $6.9 million in the first quarter of 2005. Contract revenue for Discovery Services includes approximately $0.5 million in revenue from AMRI’s recently acquired European operations (formerly ComGenex of Budapest, Hungary).

Contract revenue from Development and Small Scale Manufacturing in the first quarter of 2006 was $8.5 million, an increase of 27% compared to $6.7 million in the first quarter of 2005. Contract revenue for Development and Small Scale Manufacturing in the first quarter of 2006 was positively impacted by $0.8 million due to the completion of several projects that had been delayed by customer delivery schedules.

Contract revenue from Large Scale Manufacturing in the first quarter of 2006 was $19.2 million, a decrease of 17% compared to $23.0 million in the first quarter of 2005. Contract revenue for Large Scale Manufacturing in the first quarter of 2005 included $10 million of revenue from one product which GE Healthcare discontinued purchasing in June 2005.

Recurring royalties from Allegra® in the first quarter of 2006 were $7.2 million, a 40% decrease from $12.0 million in the first quarter of 2005. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®. Recurring royalties in the first quarter were adversely impacted by the at-risk launch in the third quarter of 2005 of generic fexofenadine by Barr and Teva Pharmaceuticals in the U.S. market.

Total revenue for the first quarter of 2006 was $43.4 million, a decrease of 11% compared to total revenue of $48.6 million in the first quarter of 2005. The decrease is due primarily to the at-risk launch of generic Allegra and the discontinuance of a GE product that comprised $10 million of 2005 first quarter contract revenue.

Net income in the first quarter of 2006 was $1.9 million, or $0.06 per diluted share, compared to net income of $5.6 million, or $0.17 per diluted share, in the first quarter of 2005.

The company’s first quarter 2006 earnings per diluted share of $0.06 (compared to $0.17 in the first quarter of 2005) reflects the impact of the at-risk launch of generic fexofenadine, which adversely impacted EPS by ($0.09) when compared to the first quarter of 2005. The remaining difference of ($0.02) per diluted share resulted primarily from the net impact of lower margins in Large Scale Manufacturing partially offset by higher margins in the Discovery Services and Development/Small Scale components. The lower margins in Large Scale Manufacturing were due to the transition from the legacy GE Healthcare product to a greater emphasis on clinical trial material manufacturing. The company continues to aggressively implement a number of initiatives to improve profitability in this area. The higher margins in the Discovery Services and Development/Small Scale components were due to the increase in revenue.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “At the beginning of this year AMRI faced two important challenges: the expected significant decrease in royalty revenue due to the September 2005 ‘at-risk’ launch of generic Allegra, as well as the planned loss of an intermediate manufactured for GE Healthcare that accounted for $10 million of AMRI’s first quarter 2005 contract revenue. As our results point out today, we have essentially made up almost all of this $10 million gap through growth in new contract business across all of our segments. We are very encouraged by trends in the business climate of the markets we serve. The first quarter brought the second consecutive quarter of growth in Discovery Services and continued strong performance in Development and Small Scale Manufacturing. In Large Scale, while revenue in this component was down by $3.8 million in the first quarter, this also means that we made up $6.2 million of the gap created by the discontinuation of the GE Healthcare product. Our agreement with GE Healthcare called for an accelerated, front-loaded delivery schedule in 2005 of one product that pushed a full year’s worth of revenue from this product into the first half of the year, resulting in higher contract revenue in the first and second quarters of last year—a point that we highlighted in our earnings releases at the time. Aside from GE Healthcare, we are manufacturing a number of products for our customers with strong commercial potential, meaning AMRI has the potential for significant revenue opportunities should these products gain FDA approval. Last, we have identified a number of areas for improvement in project process flow and we continue to make progress in improving manufacturing efficiencies and product margins.”

D’Ambra continued, “As expected, the ‘at-risk’ launch of generic fexofenadine in the U.S. market dramatically impacted Sanofi-Aventis’ sales of branded Allegra and, therefore, the royalties that AMRI receives. Royalties AMRI received in the first quarter are down 40% from the corresponding quarter in 2005. Several factors could further impact Allegra royalties over the course of the year. We continue to vigorously defend our intellectual property in the appropriate courts. While royalties from Allegra will be adversely impacted due to current events, AMRI will continue to receive royalties on worldwide sales of Sanofi-Aventis Allegra products through the life of our patents. In the meantime, an improving business climate, coupled with continued progress in our global expansion and our R&D investments, along with cost containment initiatives, lead me to be optimistic about AMRI’s near term, intermediate term and long term business prospects.”

Liquidity and Capital Resources

At March 31, 2006, AMRI had cash, cash equivalents and investments of $107.8 million, compared to $127.9 million at December 31, 2005. The decrease of $20.1 million in cash, cash equivalents and investments in the first quarter of 2006 was due primarily to $11.2 million in payments related to the acquisition of ComGenex, $4.8 million in purchases of property, plant and equipment, income tax payments of $4.7 million, including a one-time $2.8 million income tax payment related to the receipt of the $8 million license fee from Bristol-Myers Squibb Company in the fourth quarter of 2005, and principal payments on the company’s credit facility of $1.1 million. Total debt at March 31, 2006 was $22.0 million, compared to $23.1 million at December 31, 2005. Cash, cash equivalents and investments, net of debt, were $85.7 million at March 31, 2006, compared to $104.9 million at December 31, 2005. Total common shares outstanding, net of treasury shares, at March 31, 2006 were 32,149,820.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the second quarter and reiterated previous guidance for the full year 2006. “In the second quarter, we expect contract revenue to range from $36 million to $39 million, an increase of up to 9% from the second quarter of 2005,” he said. Revenue from AMRI’s recently acquired European operations, increased demand for Discovery Services and continued strong demand for Development and Small Scale Manufacturing are all forecasted to contribute to contract revenue in the second quarter. “This is particularly noteworthy due to the fact that the second quarter of 2005 included contract revenue of $7.0 million from sales of the discontinued product to GE Healthcare.”

“For the full year 2006, we continue to estimate total contract revenue to range from $150 million to $160 million, representing a 10% to 17% increase from 2005 levels,” he said. “The expected increase is forecasted to result from strong demand in Development and Small Scale Manufacturing, as well as Discovery Services, including ongoing contract research with Bristol-Myers Squibb under our October 2005 licensing agreement and revenue from our international facilities.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•                  The acquisition of ComGenex, a privately held drug discovery service company headquartered in Budapest, Hungary that provides chemistry services to the pharmaceutical and biotechnology industries, and possesses unique technologies for the rational design and synthesis of chemical libraries for lead generation. This provides a European base for AMRI in an EU member state with significantly lower cost structure, provides access to new markets for AMRI services, and brings added technologies to AMRI’s contract chemistry services platform.

•                  The opening of a second laboratory at the company’s Hyderabad Research Centre, which is located in the ICICI Knowledge Park in India. The new 3,400 square foot laboratory includes 12 walk-in scientific workstations and is currently being used for custom synthesis and medicinal chemistry support. Plans are in place to add process development and scale-up capabilities.

•                  The promotion of Michael D. Ironside, Ph.D. from senior director to vice president of chemical development and GMP manufacturing, one of the company’s fastest growing business components. Dr. Ironside joined the company in 1998.

•                  The addition of two veteran human resources professionals. Tony (“Randy”) Hughes joined as director of human resources, with responsibility for human resource activities at the company’s large scale manufacturing subsidiary, chemical development and small scale manufacturing areas. Tammy L. Kimble joined the company as director of human resources, with responsibility for discovery research & development, analytical quality services, medicinal chemistry and administrative departments.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on May 9, 2006 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 866-356-4281 (for domestic calls) or 617-597-5395 (for international calls) at 9:45 a.m. and reference the AMRI First Quarter 2006 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on May 9, 2006. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 16041623. In addition, replays of the call will be available for twelve months on the company’s website at www.albmolecular.com/investor/investcc.html.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the second quarter of 2006 and for the full year 2006, statements made by the company’s chief executive officer and chief financial officer, statements regarding the license agreement with Bristol-Myers Squibb Company, the strength of the company’s business and prospects, the patent infringement case related to Allegra and Allegra royalties, and management’s initiatives to improve profitability and sustain the company’s momentum and long term growth, sustain the company’s momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra and the impact of the “at-risk” launch of generic Allegra on company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company and ComGenex to the acquisition of ComGenex, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(Dollars in thousands, except for per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005

Contract revenue	$36,188	$36,627
Recurring royalties	7,178	12,007
Total revenue	43,366	48,634

Cost of contract revenue	31,143	29,136
Technology incentive award	798	1,201
Research and development	2,711	3,489
Selling, general and administrative	6,761	6,452
Total operating expenses	41,413	40,278

Income from operations	1,953	8,356

Other income:
Interest income, net	721	200
Other income, net	32	3

Total other income:	753	203

Income before income tax expense	2,706	8,559

Income tax expense	812	2,962

Net income	$1,894	$5,597

Basic earnings per share	$0.06	$0.18

Diluted earnings per share	$0.06	$0.17

Albany Molecular Research, Inc.
Condensed Consolidated Balance Sheets

(Dollars and share amounts in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,762	$27,606
Investment securities, available-for-sale	90,991	100,304
Accounts receivable, net	22,876	22,238
Royalty income receivable	6,922	6,247
Inventory	28,820	30,603
Prepaid expenses and other current assets	8,037	6,391
Property and equipment held for sale	5,376	5,376
Total current assets	179,784	198,765

Property and equipment, net	153,604	151,078

Other assets:
Goodwill	35,529	25,747
Intangible assets and patents, net	1,715	1,434
Equity investments in unconsolidated affiliates	956	956
Other assets	1,970	1,202
Total assets	$373,558	$379,182

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,709	$14,375
Deferred revenue	11,559	12,537
Accrued pension benefits	1,014	1,014
Income taxes payable	3,254	7,466
Current installments of long-term debt	4,536	4,536
Total current liabilities	33,072	39,928

Long-term liabilities:
Long-term debt, excluding current installments	17,512	18,521
Deferred income taxes	5,445	5,080
Pension and postretirement benefits	1,880	2,356
Other long term liabilities	236	236
Total liabilities	58,145	66,121

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000 shares authorized, 34,227 shares issued at March 31, 2006, and 34,471 shares issued at December 31, 2005	342	345
Additional paid-in capital	191,561	193,066
Unearned compensation — restricted stock	—	(1,921)
Accumulated other comprehensive loss	(350)	(395)
Retained earnings	161,031	159,137
	352,584	350,232
Less, treasury shares at cost, 2,077 shares	(37,171)	(37,171)
Total stockholders’ equity	315,413	313,061
Total liabilities and stockholders’ equity	$373,558	$379,182

Media Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229

Investor Contact: P. Curtis Schenck, Investor Relations Manager, Albany Molecular Research, Inc., 518-464-0279, ext. 2933